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                                                                  Exhibit 23.1


           Consent of Independent Registered Public Accounting Firm
           --------------------------------------------------------


The Board of Directors
K-V Pharmaceutical Company:

We consent to the incorporation by reference in the registration statements (Nos. 2-56793, 2-76173, 33-46400, 33-44927, 333-00199, 333-48252 and
333-85516) on Form S-8 and registration statements (Nos. 333-87402 and 333-106294) on Form S-3 of our reports dated June 25, 2008, with respect to the consolidated balance sheets of K-V Pharmaceutical Company and subsidiaries (the Company) as of March 31, 2008 and 2007, the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2008, and the related financial statement schedule for the years then ended, and the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the March 31, 2008 annual report on Form 10-K of K-V Pharmaceutical Company.

Our report dated June 25, 2008 on the effectiveness of internal control over financial reporting as of March 31, 2008 expresses our opinion that K-V Pharmaceutical Company did not maintain effective internal control over financial reporting as of March 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company had inadequate policies and procedures over the accounting for customer rebates.

Our report dated June 25, 2008 on the consolidated financial statements refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment", effective April 1, 2006.

/s/ KPMG LLP

St. Louis, Missouri
June 25, 2008